Exhibit 99.1

ACADIA HEALTHCARE ANNOUNCES FOURTH QUARTER AND 2025 RESULTS

Company Provides First Quarter and Full Year 2026 Guidance

Debbie Osteen Joins Acadia as Chief Executive Officer

FRANKLIN, Tenn. (February 25, 2026) – Acadia Healthcare Company, Inc. (“Acadia” or the “Company”) (NASDAQ: ACHC) today announced financial results for the fourth quarter and year ended December 31, 2025.

Fourth Quarter 2025 Results

●	Revenue totaled $821.5 million, a 6.1% increase compared with the fourth quarter of 2024, supporting full-year revenue results above the Company’s previously issued guidance range
●	Same facility revenue increased 4.4% compared with the fourth quarter of 2024, including an increase in patient days of 3.1% and an increase in revenue per patient day of 1.3%
●

Net loss attributable to Acadia totaled $(13.02) per diluted share, compared with net income of $0.35 per diluted share in the prior-year period driven by a non-cash goodwill impairment charge of $996.2 million

●	Adjusted net income attributable to Acadia totaled $6.1 million, or $0.07 per diluted share, compared with $59.2 million, or $0.64 per diluted share in the prior-year period
●

Adjusted EBITDA was $99.8 million, compared with $153.1 million in the prior-year period and at the upper end of the Company’s implied fourth-quarter guidance range. Fourth quarter 2025 Adjusted EBITDA includes a $52.7 million adjustment to professional and general liability (“PLGL”) reserves, as previously disclosed on December 2, 2025

●	Added 181 newly licensed beds during the fourth quarter, including 37 beds to existing facilities and 144 beds from new facilities opened in the fourth quarter

Full Year 2025 Results

●	Revenue totaled $3,312.8 million, a 5.0% increase compared with the prior year
●	Net loss attributable to Acadia totaled $(12.16) per diluted share, compared with net income of $2.78 per diluted share during the prior year
●	Adjusted net income attributable to Acadia totaled $182.7 million, or $2.00 per diluted share, compared with $304.1 million, or $3.30 per diluted share during the prior-year
●	Adjusted EBITDA was $608.9 million, compared with $709.0 million in the prior year
●	Added 1,089 licensed beds during the year, including 311 to existing facilities and 778 beds from new facilities opened during the year

Full Year 2026 Financial Guidance

●	Revenue of $3.37 to $3.45 billion
●	Adjusted EBITDA of $575 to $610 million
●	Adjusted earnings per diluted share of $1.30 to $1.55

ACHC Announces Fourth Quarter and 2025 Results

February 25, 2026

Adjusted net income attributable to Acadia, Adjusted EBITDA, and Adjusted earnings per share are non-GAAP financial measures. A reconciliation of non-GAAP financial measures in this press release begins on page 11.

“Our results for the fourth quarter reflect improved volume growth with year-over-year revenue growth of 6%,” said Debbie Osteen, Chief Executive Officer of Acadia. “While we work to address the ongoing challenges affecting our business, my key priorities as CEO are to bring steady leadership, reinforce operational discipline, and help position the Company for long-term success. I have great confidence in our teams and in the long-term strategic direction of the Company, and I am fully committed to supporting Acadia through this next phase of execution and operational improvement.”

Fourth Quarter Financial Summary
(dollars in millions, except per share amounts)	2025	2024	Change (%)

Acute Inpatient Psychiatric Facilities	$451	$409	10%
Specialty Treatment Facilities	$136	$141	(4%)
Comprehensive Treatment Centers	$144	$137	5%
Residential Treatment Centers	$90	$87	3%
Total Revenue	$821	$774	6%
Reported Net (Loss)/Income	$(1,178)	$33	NM
Adjusted EBITDA	$100	$153	(35%)
Diluted Earnings per Share	$(13.02)	$0.35	NM
Adjusted Diluted Earnings per Share	$0.07	$0.64	(89%)

Discussion of Fourth Quarter Results

Acadia reported fourth quarter revenue of $821.5 million, an increase of 6.1% year-over-year. Same-facility revenue increased 4.4%, driven by a 3.1% increase in patient days and a 1.3% increase in revenue per patient day. Same-facility admissions increased 2.5% compared to the prior-year period. Revenue exceeded the high end of the Company’s implied fourth-quarter guidance, primarily a result of improved volume growth during the quarter. Facilities closed over the last twelve months represented a 2% drag to reported revenue growth in the fourth quarter.

Acute inpatient psychiatric facility revenue was $451 million, an increase of 10% over the prior year’s fourth quarter. Fourth quarter acute inpatient volumes increased 6%, driven primarily by expanded capacity from both new and existing facilities.

Specialty treatment facility revenue was $136 million, a decrease of 4% compared to the prior year’s fourth quarter. The year-over-year decline was primarily driven by the closure of specialty facilities, which represented a 7% headwind to specialty facility revenue growth in the fourth quarter.

Comprehensive treatment center (“CTC”) revenue was $144 million, an increase of 5% compared to the prior year’s fourth quarter. Residential treatment center (“RTC”) revenue of $90 million increased by 3% compared to the prior year’s fourth quarter.

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ACHC Announces Fourth Quarter and 2025 Results

February 25, 2026

Total operating expenses were $728 million for the fourth quarter of 2025, an increase of 15% over the prior year’s fourth quarter. Total operating expenses include a $52.7 million adjustment to the Company’s reserve for PLGL costs and a $5 million increase in provider taxes related to state Medicaid supplemental payment programs. Excluding these items, total operating expenses increased 6% over the prior year’s fourth quarter.

Salaries, wages and benefits increased by 8% primarily due to new facility openings, which generally run net loss positions as occupancy builds, as well as routine annual wage increases. On a per-patient-day basis, total salaries, wages and benefits increased by 4%. Same-facility salaries, wages and benefits increased by 5%. On a per-patient-day basis, same-facility salaries, wages and benefits increased by 2%.

Other operating expenses were $176 million in the fourth quarter, a $58 million increase over the prior year’s fourth quarter. As previewed on December 2, 2025, other operating expenses for the fourth quarter included a $52.7 million adjustment to the Company’s reserve for PLGL costs recognized during the fourth quarter of 2025 following the Company’s annual third-party actuarial review. With this adjustment, the Company has a net PLGL reserve on its balance sheet of $153.0 million as of December 31, 2025, compared with $78.2 million as of December 31, 2024. Full-year 2025 other operating expenses include $115 million in PLGL expenses compared to $54 million in the prior year, representing a year-over-year increase of $61 million.

Adjusted EBITDA for the quarter was $99.8 million, compared with $153.1 million in the prior-year period, primarily reflecting the impact of higher PLGL expenses.

Interest expense was $38 million in the fourth quarter of 2025, compared to $30 million in the fourth quarter of 2024. The increase was primarily driven by increased borrowings.

Legal settlements expense of $147 million primarily consists of the cost to settle the 2019 securities litigation, net of expected insurance recoveries, as previously disclosed on the Company’s Current Report on Form 8-K filed on November 10, 2025.

Loss on impairment was $1,006 million for the fourth quarter of 2025, compared to $6 million in the fourth quarter of 2024. The non-cash impairment charge included a $996.2 million goodwill impairment charge.

Transaction, legal and other costs were $25 million for the fourth quarter of 2025, compared to $30 million in the fourth quarter of 2024. Transaction, legal and other costs includes the cost of government investigations, which was $12 million for the fourth quarter of 2025 compared to $39 million in the third quarter of 2025 and $25 million in the fourth quarter of 2024.

Development Activity

The Company added 37 beds to existing facilities in the fourth quarter, bringing the total to 311 beds added to existing facilities for the full year 2025.

The Company added 144 beds from newly constructed facilities in the fourth quarter, with a total of 778 beds added in full year 2025.

In December the Company commenced operations at 144-bed ECU Health Behavioral Health Hospital, the Company’s joint venture facility with ECU Health in Greenville, North Carolina, and one of North Carolina’s premier healthcare delivery systems. The hospital offers comprehensive inpatient and intensive outpatient programs for people in need of behavioral health services.

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ACHC Announces Fourth Quarter and 2025 Results

February 25, 2026

In addition, Acadia added one new CTC, bringing the total to 15 CTCs added for the full year 2025, extending the Company’s market reach to 178 CTCs across 33 states, treating approximately 76,000 patients daily in this critical area of care.

Cash and Liquidity

As of December 31, 2025, the Company had $133.2 million in cash and cash equivalents and $595 million available under its $1.0 billion revolving credit facility. As of December 31, 2025, Acadia’s net leverage ratio was 4.0x adjusted EBITDA.

2026 Financial Guidance

Acadia is providing financial guidance for full year and first quarter 2026 as follows, subject to the assumptions described below:

2026 Guidance Range

Revenue	$3.37 to $3.45 billion
Adjusted EBITDA	$575 to $610 million
Adjusted earnings per diluted share	$1.30 to $1.55
Capital expenditures	$255 to $280 million

The Company’s full-year guidance includes the following assumptions:

Same-facility volume growth is anticipated to be in the range of 0% to 1%. This growth is expected to be driven primarily by improved occupancy at ramping facilities, offset in part by an approximate 350 basis point headwind from certain Pennsylvania specialty facilities following changes in New York Medicaid policy regarding the provision of care at out-of-state facilities.

Same-facility revenue per patient day growth is expected to be in the range of 2% to 3%.

Startup losses are expected to be in the range of $47 to $53 million, compared to $56 million in 2025. Startup losses represent the anticipated net operating loss for new facilities opened over the previous twelve months and, to a lesser extent, preopening costs associated with facilities expected to open in future periods.

The change in New York Medicaid policy regarding the provision of care at out-of-state facilities is anticipated to have a $25 to $30 million negative impact on adjusted EBITDA versus the prior-year period.

A decrease of $15 to $20 million in existing Medicaid supplemental payments, net of provider taxes. As previously discussed, full year 2025 net supplemental payments included approximately $28.5 million in out-of-period benefit to adjusted EBITDA from the state of Tennessee. Guidance does not assume any benefit from potential new or expanded supplemental programs that have yet to be approved by the Centers for Medicare & Medicaid Services (CMS). The Company is currently monitoring certain potential new and expanded programs which is estimated to represent at least a $22 million annual run rate benefit to adjusted EBITDA, if approved.

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ACHC Announces Fourth Quarter and 2025 Results

February 25, 2026

Additional Assumptions:

●	Interest expense of $157 to $162 million.
●	Tax rate of approximately 26%
●	Depreciation and amortization of $198 to $203 million
●	Stock compensation expense of $40 to $45 million
●	Operating cash flow of $280 to $320 million
●	Expansion capital expenditures of $140 to $155 million
●	Maintenance and IT capital expenditures of $115 to $125 million
●	Total bed additions of 400 to 600 beds

First Quarter 2026 Guidance Range
Revenue	$820 to $830 million
Adjusted EBITDA	$130 to $137 million
Adjusted earnings per diluted share	$0.25 to $0.30

The Company’s first quarter guidance includes the following assumptions:

●	Startup losses of approximately $14 million
●	The recognition of $11 million in supplemental payments related to fiscal year 2025

The Company’s adjusted EBITDA and adjusted earnings per diluted share guidance does not include the impact of any future acquisitions, divestitures, transaction, legal and other costs or non-recurring legal settlements expense.

Conference Call

Acadia will hold a conference call to discuss its fourth quarter financial results at 8:00 a.m. Central Time/9:00 a.m. Eastern Time on Wednesday, February 25, 2026. A live webcast of the conference call will be available at www.acadiahealthcare.com in the “Investors” section of the website. The webcast of the conference call will be available for 30 days.

About Acadia

Acadia is a leading provider of behavioral healthcare services across the United States. As of December 31, 2025, Acadia operated a network of 277 behavioral healthcare facilities with over 12,500 beds in 40 states and Puerto Rico. With approximately 25,000 employees serving more than 84,000 patients daily, Acadia is the largest stand-alone behavioral healthcare company in the U.S. Acadia provides behavioral healthcare services to its patients in a variety of settings, including inpatient psychiatric hospitals, specialty treatment facilities, residential treatment centers and outpatient clinics.

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ACHC Announces Fourth Quarter and 2025 Results

February 25, 2026

Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements related to our strategy, growth, and anticipated operating results for future periods. Generally, words such as “may,” “will,” “should,” “could,” “anticipate,” “expect,” “intend,” “estimate,” “plan,” “continue,” and “believe” or the negative of or other variation on these and other similar expressions identify forward-looking statements. These forward-looking statements are made only as of the date of this press release. We do not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements are based on current expectations and involve risks and uncertainties and our future results could differ significantly from those expressed or implied by our forward-looking statements. Factors that may cause actual results to differ materially include, without limitation, (i) potential difficulties in successfully integrating the operations of acquired facilities or realizing the expected benefits and synergies of our facility expansions, acquisitions, joint ventures and de novo transactions; (ii) Acadia’s ability to add beds, expand services, enhance marketing programs and improve efficiencies at its facilities; (iii) potential reductions in payments received by Acadia from government and commercial payors, including because of the significant changes to Medicaid financing mechanisms introduced by the One Big Beautiful Bill Act (“OBBBA”) enacted on July 4, 2025; (iv) the occurrence of patient incidents, governmental investigations, litigation and adverse regulatory actions, which could adversely affect the price of our common stock and result in substantial payments and incremental regulatory burdens; (v) the risk that Acadia may not generate sufficient cash from operations to service its debt and meet its working capital and capital expenditure requirements; (vi) changes in expectations resulting from actuarial and other reviews of the Company’s liability reserves and other aspects of its business; (vii) potential disruptions to our information technology systems or a cybersecurity incident; and (viii) potential operating difficulties, including, without limitation, disruption to the U.S. economy and financial markets; reduced admissions and patient volumes, including, without limitation, due to OBBBA’s introduction of work or community engagement requirements in the Medicaid expansion population; increased costs relating to labor, supply chain and other expenditures; changes in competition and client preferences; and general economic or industry conditions that may prevent Acadia from realizing the expected benefits of its business strategies. These factors and others are more fully described in Acadia’s periodic reports and other filings with the Securities and Exchange Commission.

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ACHC Announces Fourth Quarter and 2025 Results

February 25, 2026

Acadia Healthcare Company, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(In thousands, except per share amounts)

Revenue	$821,459	$774,238	$3,312,769	$3,153,963

Salaries, wages and benefits (including equity-based compensation expense of $6,451, $10,099, $31,708 and $37,113, respectively)	460,846	425,597	1,820,703	1,691,024
Professional fees	48,329	47,470	195,475	189,706
Supplies	30,761	28,560	118,047	112,713
Rents and leases	12,020	11,720	48,022	47,861
Other operating expenses	176,105	117,888	553,308	440,788
Depreciation and amortization	45,754	39,541	189,249	149,595
Interest expense, net	37,925	30,071	138,864	116,368
Debt extinguishment costs	—	—	1,269
Legal settlements expense	147,462	—	150,966	—
Loss on impairment	1,006,440	5,817	1,007,892	17,276
Gain on sale of property	—	—	(8,715)	—
Transaction, legal and other costs	25,214	29,566	163,630	46,753
Total expenses	1,990,856	736,230	4,378,710	2,812,084
(Loss) income before income taxes	(1,169,397)	38,008	(1,065,941)	341,879
Provision for income taxes	7,843	4,479	25,982	77,395
Net (loss) income	(1,177,240)	33,529	(1,091,923)	264,484
Net income attributable to noncontrolling interests	(279)	(914)	(10,849)	(8,872)
Net (loss) income attributable to Acadia Healthcare Company, Inc.	$(1,177,519)	$32,615	$(1,102,772)	$255,612

(Loss) earnings per share attributable to Acadia Healthcare Company, Inc. stockholders:
Basic	$(13.02)	$0.36	$(12.16)	$2.79
Diluted	$(13.02)	$0.35	$(12.16)	$2.78

Weighted-average shares outstanding:
Basic	90,442	91,769	90,705	91,621
Diluted	90,442	91,986	90,705	92,059

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ACHC Announces Fourth Quarter and 2025 Results

February 25, 2026

Acadia Healthcare Company, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31,
	2025	2024
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$133,242	$76,305
Accounts receivable, net	440,604	365,339
Other current assets	240,293	135,848
Total current assets	814,139	577,492
Property and equipment, net	3,111,212	2,853,193
Goodwill	1,296,342	2,264,851
Intangible assets, net	96,672	70,003
Deferred tax assets	2,528	20,964
Operating lease right-of-use assets	134,005	118,369
Other assets	72,550	52,043
Total assets	$5,527,448	$5,956,915

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$28,438	$76,816
Accounts payable	150,403	232,704
Accrued salaries and benefits	188,638	155,426
Current portion of operating lease liabilities	21,160	25,462
Other accrued liabilities	136,555	87,511
Total current liabilities	525,194	577,919
Long-term debt	2,471,529	1,880,093
Deferred tax liabilities	66,605	83,946
Operating lease liabilities	121,961	101,828
Other liabilities	201,607	122,298
Total liabilities	3,386,896	2,766,084
Redeemable noncontrolling interests	191,592	117,116
Equity:
Common stock	905	918
Additional paid-in capital	2,713,896	2,685,464
(Accumulated deficit) retained earnings	(765,841)	387,333
Total equity	1,948,960	3,073,715
Total liabilities and equity	$5,527,448	$5,956,915

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ACHC Announces Fourth Quarter and 2025 Results

February 25, 2026

Acadia Healthcare Company, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Year Ended December 31,
	2025	2024
	(In thousands)
Operating activities:
Net (loss) income	$(1,091,923)	$264,484
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	189,249	149,595
Amortization of debt issuance costs	4,864	4,088
Equity-based compensation expense	31,708	37,113
Deferred income taxes	1,094	67,708
Debt extinguishment costs	1,269	—
Non-cash legal settlements expense	3,504	—
Loss on impairment	1,007,892	17,276
Gain on sale of property	(8,715)	—
Other	1,623	(4,686)
Change in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	(75,024)	(2,329)
Other current assets	(47,209)	(7,462)
Other assets	(11,291)	521
Accounts payable and other accrued liabilities	14,882	(420,893)
Accrued salaries and benefits	26,678	12,115
Other liabilities	83,297	12,163
Net cash provided by operating activities	131,898	129,693

Investing activities:
Cash paid for acquisitions, net of cash acquired	(8,165)	(53,550)
Cash paid for capital expenditures	(571,807)	(690,385)
Proceeds from sale of property and equipment	23,848	10,435
Other	(90)	(2,979)
Net cash used in investing activities	(556,214)	(736,479)

Financing activities:
Borrowings on long-term debt	1,200,000	350,000
Borrowings on revolving credit facility	1,069,000	305,000
Principal payments on revolving credit facility	(1,035,000)	(15,000)
Principal payments on long-term debt	(12,188)	(56,331)
Repayment of long-term debt	(670,856)	—
Payment of debt issuance costs	(18,615)	(1,518)
Repurchase of shares for payroll tax withholding, net of proceeds from stock option exercises	(4,226)	(1,341)
Repurchase of common stock	(50,034)	—
Contributions from noncontrolling partners in joint ventures	8,639	5,180
Distributions to noncontrolling partners in joint ventures	(3,877)	(2,972)
Cash paid for contingent consideration	(1,500)	—
Other	(90)	—
Net cash provided by financing activities	481,253	583,018

Net increase (decrease) in cash and cash equivalents	56,937	(23,768)
Cash and cash equivalents at beginning of the period	76,305	100,073
Cash and cash equivalents at end of the period	$133,242	$76,305

Effect of acquisitions:
Assets acquired, excluding cash	$53,647	$59,235
Liabilities assumed	(893)	(4,185)
Contingent consideration issued in connection with an acquisition	—	(1,500)
Redeemable noncontrolling interest resulting from an acquisition	(44,589)	—
Cash paid for acquisitions, net of cash acquired	$8,165	$53,550

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ACHC Announces Fourth Quarter and 2025 Results

February 25, 2026

Acadia Healthcare Company, Inc.

Operating Statistics (1)

(Unaudited, $ in thousands except per Patient Day metrics)

	Three Months Ended December 31,			Year Ended December 31,
	2025	2024	% Change	2025	2024	% Change
Same Facility Results (2)
Revenue	$792,677	$759,409	4.4%	$3,231,421	$3,079,862	4.9%
Patient Days	787,174	763,680	3.1%	3,152,358	3,087,691	2.1%
Admissions	49,003	47,818	2.5%	199,379	194,833	2.3%
Average Length of Stay (3)	16.1	16.0	0.6%	15.8	15.8	-0.2%
Revenue per Patient Day	$1,007	$994	1.3%	$1,025	$997	2.8%
Adjusted EBITDA	$152,010	$189,655	-19.8%	$824,336	$855,183	-3.6%

Total Facility Results
Revenue	$821,459	$774,238	6.1%	$3,312,769	$3,153,963	5.0%
Patient Days	811,766	776,456	4.5%	3,221,704	3,151,933	2.2%
Admissions	52,170	48,679	7.2%	208,225	199,761	4.2%
Average Length of Stay (3)	15.6	16.0	-2.5%	15.5	15.8	-1.9%
Revenue per Patient Day	$1,012	$997	1.5%	$1,028	$1,001	2.8%
Adjusted EBITDA	$136,181	$184,359	-26.1%	$759,717	$849,411	-10.6%

(1) Total facility and same facility results may not be indicative of the overall performance of our business and should not be considered as alternatives for net income or any other performance measures in accordance with GAAP (as defined herein).

(2) Same facility results for the periods presented include facilities we have operated for more than one year and exclude certain closed services.
(3) Average length of stay is defined as patient days divided by admissions.

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ACHC Announces Fourth Quarter and 2025 Results

February 25, 2026

Acadia Healthcare Company, Inc.

Reconciliation of Net (Loss) Income Attributable to Acadia Healthcare Company, Inc. to Adjusted EBITDA and
Same Facility Adjusted EBITDA

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(in thousands)

Net (loss) income attributable to Acadia Healthcare Company, Inc.	$(1,177,519)	$32,615	$(1,102,772)	$255,612
Net income attributable to noncontrolling interests	279	914	10,849	8,872
Provision for income taxes	7,843	4,479	25,982	77,395
Interest expense, net	37,925	30,071	138,864	116,368
Depreciation and amortization	45,754	39,541	189,249	149,595
EBITDA	(1,085,718)	107,620	(737,828)	607,842

Adjustments:
Equity-based compensation expense (a)	6,451	10,099	31,708	37,113
Transaction, legal and other costs (b)	25,214	29,566	163,630	46,753
Debt extinguishment costs (c)	—	—	1,269	—
Legal settlements expense (d)	147,462	—	150,966	—
Loss on impairment (e)	1,006,440	5,817	1,007,892	17,276
Gain on sale of property (f)	—	—	(8,715)	—
Adjusted EBITDA	$99,849	$153,102	$608,922	$708,984

Corporate general and administrative costs (g)	(36,332)	(31,257)	(150,795)	(140,427)
Total Facility Adjusted EBITDA	136,181	184,359	759,717	849,411
De novos, acquisitions, and closed facilities (h)	(15,829)	(5,296)	(64,619)	(5,772)
Same Facility Adjusted EBITDA	$152,010	$189,655	$824,336	$855,183

See footnotes on pages 13-14.

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ACHC Announces Fourth Quarter and 2025 Results

February 25, 2026

Acadia Healthcare Company, Inc.

Reconciliation of Net (Loss) Income Attributable to Acadia Healthcare Company, Inc. to

Adjusted Income Attributable to Acadia Healthcare Company, Inc.

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(in thousands, except per share amounts)

Net (loss) income attributable to Acadia Healthcare Company, Inc.	$(1,177,519)	$32,615	$(1,102,772)	$255,612

Adjustments to (loss) income:
Transaction, legal and other costs (b)	25,214	29,566	163,630	46,753
Debt extinguishment costs (c)	—	—	1,269	—
Legal settlements expense (d)	147,462	—	150,966	—
Loss on impairment (e)	1,006,440	5,817	1,007,892	17,276
Gain on sale of property (f)	—	—	(8,715)	—
Provision for income taxes	7,843	4,479	25,982	77,395
Adjusted income before income taxes attributable to Acadia Healthcare Company, Inc.	9,440	72,477	238,252	397,036
Income tax effect of adjustments to (loss) income (i)	3,322	13,326	55,537	92,940
Adjusted income attributable to Acadia Healthcare Company, Inc.	6,118	59,151	182,715	304,096

Weighted-average shares outstanding - diluted (j)	90,578	91,986	91,309	92,059

Adjusted income attributable to Acadia Healthcare Company, Inc. per diluted share	$0.07	$0.64	$2.00	$3.30

See footnotes on pages 13-14.

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ACHC Announces Fourth Quarter and 2025 Results

February 25, 2026

Acadia Healthcare Company, Inc.

Footnotes

We have included certain financial measures in this press release, including those listed below, which are “non-GAAP financial measures” as defined under the rules and regulations promulgated by the SEC.  These non-GAAP financial measures include, and are defined, as follows:

• EBITDA:  net (loss) income attributable to Acadia Healthcare Company, Inc. adjusted for net income attributable to noncontrolling interests, provision for income taxes, net interest expense and depreciation and amortization.

• Adjusted EBITDA: EBITDA adjusted for equity-based compensation expense, transaction, legal and other costs, debt extinguishment costs, legal settlements expense, loss on impairment and gain on sale of property.

• Adjusted income before income taxes attributable to Acadia Healthcare Company, Inc.: net (loss) income attributable to Acadia Healthcare Company, Inc. adjusted for transaction, legal and other costs, debt extinguishment costs, legal settlements expense, loss on impairment, gain on sale of property and provision for income taxes.

• Adjusted income attributable to Acadia Healthcare Company, Inc.: Adjusted income before income taxes attributable to Acadia Healthcare Company, Inc. adjusted for the income tax effect of adjustments to (loss) income.

• Total facility adjusted EBITDA: Adjusted EBITDA adjusted for general and administrative costs related to our corporate functions. General and administrative costs directly related to the facilities are included in total facility results.

• Same facility adjusted EBITDA: Adjusted EBITDA for facilities and services to those facilities operated in both the current and prior year. These metrics exclude the operating results associated with facilities under operation for less than one year and facilities acquired, divested or removed from service during the current or prior year.

The non-GAAP financial measures presented herein are supplemental measures of our performance and are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). The non-GAAP financial measures presented herein are not measures of our financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as measures of our liquidity. Our measurements of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies. We have included information concerning the non-GAAP financial measures in this press release because we believe that such information is used by certain investors as measures of a company’s historical performance. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of issuers of equity securities, many of which present similar non-GAAP financial measures when reporting their results. Because the non-GAAP financial measures are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations, the non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures of other companies. Our presentation of these non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

Total facility results include operating results for all of our facilities and services but exclude general and administrative costs related to our corporate functions. Such costs related to our corporate functions include, amongst others, costs for accounting and finance, information systems, human resources, legal and operational and executive leadership. General and administrative costs directly related to the facilities are included in facility results. Such costs directly related to our facilities include, amongst others, labor at the facility level, insurance, including property, professional, legal and general liability insurance, hospital supplies, including medication, utilities and food service, and general maintenance costs for the facility. We determine which general and administrative costs to exclude and include in total facility results by ensuring those costs directly associated with facility operations are captured at the facility level for reporting. Note that total facility costs include those related to new facilities and the cost of closure and run-out costs related to facilities we have closed. We believe that providing results on a total facility basis is helpful to our investors as a measure of our financial and operating performance because it neutralizes the impact of corporate-level items that do not arise out of our core operations at our facilities.

Same facility results include operating results only for facilities and services operated in both the current and prior year. These metrics exclude the operating results associated with facilities under operation for less than one year and facilities acquired during the current or prior year, as well as facilities divested or removed from service. We believe that providing results on a same facility basis is helpful to investors because it neutralizes the impact of new facilities that are in early stages of operation and facilities that we no longer operate, each of which may distort investors’ understanding of the Company’s underlying performance at our existing and continuing facilities. Further, we believe that providing same facility information is helpful to our investors as a measure of the financial and operating performance of our existing and continuing facilities on a comparable basis, and same facility results provide investors with information useful in understanding underlying organic growth in such facilities. For these reasons, we believe that same facility results are particularly useful during periods of significant expansion or contraction.

Total facility results reflect adjustments that are intended to provide the specific presentation described above, and same facility results reflect adjustments that may be irregular in timing from period to period related to newly opened or acquired facilities or facilities that we no longer operate, and may omit certain results that investors may view as important. Total facility and same facility results may therefore not be indicative of the overall performance of our business and should be not be considered as alternatives for net income or any other performance measures derived in accordance with GAAP.

The Company is not able to provide a reconciliation of projected Adjusted EBITDA and adjusted earnings per diluted share, where provided, to expected results due to the unknown effect, timing and potential significance of transaction-related expenses and the tax effect of such expenses.

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ACHC Announces Fourth Quarter and 2025 Results

February 25, 2026

Acadia Healthcare Company, Inc.

Footnotes (continued)

(a) Represents the equity-based compensation expense of Acadia. Equity-based compensation expense is excluded from Adjusted EBITDA because we believe that the cost of equity awards granted to employees does not contribute to the earnings potentially available for distributions to its equity holders or reinvestment into its business.

(b) Represents transaction, legal, and other costs incurred by Acadia primarily related to the following categories: (1) government investigations; (2) termination and restructuring costs; (3) legal, accounting, and other acquisition-related costs; and (4) management transition costs. Government investigations include legal fees and settlement costs related to certain litigation. Termination and restructuring costs include costs, net of gains, incurred related to workforce reductions, contract amendments, and the closure and disposition of certain facilities, including related lease terminations. Legal, accounting and other acquisition-related costs include costs incurred for the development of new facilities ($0.3 million and $2.1 million for the three months and year ended December 31, 2025, respectively, and $1.1 million and $5.0 million for the three months and year ended December 31, 2024, respectively); legal and settlement costs incurred related to certain litigation not included in government investigations ($8.5 million and $6.3 million for the three months and year ended December 31, 2025, respectively, and $0.3 million and $4.8 million for the three months and year ended December 31, 2024, respectively); and direct costs associated with acquisitions ($0.0 million and $0.1 million for the three months and year ended December 31, 2025, respectively, and $0.0 million and $1.4 million for the three months and year ended December 31, 2024, respectively). Management transition costs include certain costs associated with the transition of the leadership team, including the design and implementation of the revised organizational structure. Management transition costs incurred with the transition of our Chief Executive Officer from Debra K. Osteen to Christopher H. Hunter beginning in the first quarter of 2022 concluded in the fourth quarter of 2024. The table below quantifies each of the components of transaction, legal and other costs for the periods presented. Such transaction, legal and other costs are excluded from Adjusted EBITDA because we believe that the nature, size, and number of these costs can vary dramatically from period to period and between Acadia and its peers and can also obscure underlying business trends and make comparisons of long-term performance difficult.

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(in thousands)
Government investigations	$11,985	$24,986	$135,259	$30,620
Termination and restructuring costs	4,425	2,631	19,871	1,362
Legal, accounting and other acquisition-related costs	8,804	1,436	8,500	11,172
Management transition costs	—	513	—	3,599
Transaction, legal, and other costs	$25,214	$29,566	$163,630	$46,753

(c) Represents debt extinguishment costs recorded during the first quarter of 2025 in connection with the refinancing of the prior credit facility. Debt extinguishment is excluded from Adjusted EBITDA because we believe that this expense is unrelated to Acadia’s day-to-day business operations and not indicative of Acadia’s ongoing operating results.

(d) Represents legal settlements expense related to costs associated with the previously disclosed settlement of the securities litigation in the United States District Court for the Middle District of Tennessee, St. Clair County Employees’ Retirement System v. Acadia Healthcare Company, Inc., et al., Case No. 3:19-cv-00988, and costs associated with the Desert Hills litigation. Legal settlements expense is excluded from Adjusted EBITDA because we believe that this expense is unrelated to Acadia’s day-to-day business operations and not indicative of Acadia’s ongoing operating results.

(e) Represents non-cash impairment charges related to the closure of certain facilities. Additionally, the three months and year ended December 31, 2025 includes a non-cash goodwill impairment charge of $996.2 million. Non-cash impairment charges are excluded from Adjusted EBITDA because we believe that these charges are unrelated to Acadia’s day-to-day business operations and not indicative of Acadia’s ongoing operating results.

(f) Represents gain on facility property sale. Gains from facility property sales are excluded from Adjusted EBITDA because we believe that these gains are unrelated to Acadia’s day-to-day business operations and not indicative of Acadia’s ongoing operating results.

(g) Represents general and administrative costs related to our corporate functions, including, amongst others, costs for accounting and finance, information systems, human resources, legal and operational and executive leadership. We determine which general and administrative costs to exclude and include in total facility results by ensuring those costs directly associated with facility operations are captured at the facility level for reporting. Corporate general and administrative costs are excluded to present Total Facility Adjusted EBITDA because we believe that providing results on a total facility basis is helpful to our investors as a measure of the financial and operating performance of our core operations at our facilities.

(h) Represents the portion of EBITDA for the periods presented attributable to de novos and acquired facilities in operation for less than one year and facilities closed during such period. De novos are newly developed facilities built by Acadia or with a joint venture partner. Such amounts are excluded from Adjusted EBITDA to present Same Facility Adjusted EBITDA because we believe providing same facility information is helpful to our investors as a measure of the financial and operating performance of our existing and continuing facilities on a comparable basis, and same facility results provide investors with information useful in understanding underlying organic growth in such facilities.

(i) Represents the income tax effect of adjustments to income based on tax rates of 35.2% and 18.4% for the three months ended December 31, 2025 and 2024, respectively, and 23.3% and 23.4% for the year ended December 31, 2025 and 2024, respectively. We believe excluding the income tax effect of adjustments to income assists investors in understanding the tax provision associated with those adjustments and the effect on net income.

(j)  For the three months and year ended December 31, 2025, approximately 0.1 million and 0.6 million, respectively, outstanding shares of restricted stock and shares of common stock issuable upon exercise of outstanding stock option awards have been included in the calculation of diluted  weighted-average shares outstanding. These shares are excluded from the calculation of diluted earnings per share because the net loss for the three months and year ended December 31, 2025 causes such securities to be anti-dilutive.

Investor Contact:

Patrick Feeley

Senior Vice President, Investor Relations

(615) 861-6000

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